Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2020 Results

First Quarter Highlights:

•	Total Revenue Was $358 Million, Up 5%
•	Diluted EPS Was $0.55 Inclusive of $0.16 in Special Charges
•	Non-GAAP EPS¹ Was $0.83
•	Adjusted EBITDA Margin on Service Revenue¹ Was 10.9%
•	Contract Awards of $357 Million, Up 23%; TTM Contract Awards Were $1.6 Billion For a Book-to-Bill Ratio of 1.06
•	Completed Acquisition of Incentive Technology Group, LLC (ITG), a Leading Provider of Cloud-based IT Modernization Services to the U.S. Federal Government

Guides to Revenue and EBITDA¹ Similar to 2019 and Higher Operating Cash Flow of Approximately $110 Million

FOR IMMEDIATE RELEASE

Investor Contacts: http://investors.globant.com/alerts

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— May 5, 2020 -- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the first quarter ended March 31, 2020.

“First quarter results and awards were aligned with ICF’s strong positioning in key growth areas within our government and commercial markets,” said John Wasson, president and chief executive officer. “Mid-single digit revenue growth was led by increases of 6.5% and 5.7%, respectively, in revenues from government and commercial energy clients, which together represented 83% of total first quarter revenues. This positive performance more than offset the lower-than-expected revenue performance of our commercial marketing services group, which is more sensitive to changes in economic conditions.

“At the onset of the COVID-19 pandemic, ICF activated business continuity plans and implemented work-from-home protocols for over 98% of our workforce. Our staff is accustomed to teleworking, and our clients

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our statement of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

were amenable to this shift, which enabled us to work seamlessly and effectively while lockdowns were in effect in most of the geographies in which we operate.

“The COVID-19 health crisis did not have a significant impact on ICF’s first quarter financial performance. In total, we estimate that the COVID-19 impact on our first quarter revenue was approximately $4 million, primarily representing program cancellations in our commercial marketing services group and postponed events for international government clients.

“At the same time, we expanded our support to the U.S. Centers for Disease Control and Prevention (CDC) on syndromic surveillance activities under CDC's BioSense program to include tracking the spread of COVID-19, which allows CDC to better coordinate responses to the disease, and are supporting two projects to provide public health messaging related to COVID-19. Additionally, for the U.S. National Institutes of Health (NIH), ICF designed, stood up, and will maintain a website that provides treatment guidelines for COVID-19 developed by an expert panel for use by physicians and health care providers. These strategic engagements will help position ICF for additional COVID-19 opportunities – spanning advisory and implementation services – in the medium to long term.

“Contract awards increased 23% in the first quarter, reflecting new wins in the areas of IT modernization, public health and energy efficiency, as well as small but strategically important disaster mitigation project work. Additionally, our business development pipeline increased considerably, reaching nearly $6.8 billion at the end of the first quarter, up 4% sequentially and representing diversified opportunities across our government and commercial client sets,” Mr. Wasson noted.

First Quarter 2020 Results

First quarter 2020 total revenue was $358.2 million, representing 5.0% growth over the $341.3 million reported in the first quarter of 2019. Service revenue¹ increased 5.8% year-over-year to $255.4 million, from $241.4 million. Non-cash amortization of intangibles was $2.9 million in this year’s first quarter, up 33.6% due to the acquisition of ITG, which was completed at the end of January 2020. Net income amounted to $10.6 million in the 2020 first quarter, and diluted EPS was $0.55, inclusive of $0.16 of tax-effected special charges primarily related to M&A and severance costs. First quarter net income and EPS figures benefitted from a lower effective tax rate of 18.3%, compared to 19.5% in the similar year-ago period. In the 2019 first quarter, net income was $15.3 million, or $0.80 per diluted share, inclusive of $0.05 per share impact related to the federal government shutdown.

Non-GAAP EPS was $0.83 per share compared to $0.87 per share in the year ago quarter. EBITDA¹ was $24.4 million compared to $28.8 million reported in the first quarter of 2019. Adjusted EBITDA¹ was $28.0 million, compared to $28.5 million reported in the comparable quarter of 2019. First quarter 2020 adjusted EBITDA margin on service revenue was 10.9% compared to 11.8% in the 2019 first quarter.

Backlog and New Business Awards

Total backlog was $2.7 billion at the end of the first quarter of 2020. Funded backlog was $1.3 billion, or approximately 48% of the total backlog. The total value of contracts awarded in the 2020 first quarter was $356.9 million, up 23.4%. The trailing-twelve-month (TTM) contract awards totaled $1.6 billion for a book-to-bill ratio of 1.06.

Government Revenue First Quarter 2020 Highlights

Revenue from government clients was $239.8 million, up 6.5% year-over-year.

•

U.S. federal government revenue was $155.4 million, representing a 17.6% year-over-year increase. Federal government revenue accounted for 44% of total revenue, up from 39% of total revenue in the first quarter of 2019.

•

U.S. state and local government revenue was $61.3 million compared to $65.9 million in the year-ago quarter. State and local government clients accounted for 17% of total revenue, compared to 19% of total revenue in the 2019 first quarter.

•	International government revenue was $23.1 million, compared to $27.1 million in the year-ago quarter, and accounted for 6% of total revenue, compared to 8% in the first quarter of 2019.

Key Government Contracts Awarded in the First Quarter

ICF was awarded more than 75 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments with an aggregate value of over $225 million. Notable awards won in the first quarter included:

IT modernization:

•	A task order with the U.S. Securities and Exchange Commission (SEC) with a potential value of up to $68.0 million to deliver enterprise-wide database administration services.
•

Two task orders under a recompete contract with a value of up to $26.0 million with the U.S. Department of Defense (DOD), with the Navy Commander Navy Installations Command as the account executor, to continue to build and manage a suite of applications to support military child and youth programs.

•	A blanket purchase agreement (BPA) with a ceiling value of $19.0 million and a task order with a value of $7.0 million with a U.S. federal civilian agency to provide IT modernization services.
•

A recompete BPA with a ceiling value of $70.0 million and a task order with a value of $15.0 million with the U.S. Federal Communications Commission (FCC) to provide program management, development, platform architecture and system administration support across the FCC’s key business areas.

Program management:

•	A recompete contract with a value of up to $9.6 million with the NIH Office of the Chief Information Officer to provide program management support services.

Environment and planning:

•	A new contract with a value of up to $11.0 million with a Western U.S. state transportation agency to provide biological support services in connection with a transportation project.
•

A new contract with a value of up to $5.7 million to provide expert consultative support services to the U.S. Federal Aviation Administration’s Office of Commercial Space Transportation Environmental Program, including development and review of environmental impact statements and environmental assessments to ensure compliance with the National Environmental Policy Act and other relevant environmental regulations and policies.

Research and evaluation:

•	Two midsized recompete contracts with a European Commission directorate to provide research and evaluation services related to migration and security.

Public health and communications:

•	A recompete contract with a value of up to $5.0 million with an institute of NIH to provide publications and exhibit support.

Disaster management:

•	A contract with a ceiling of $3.1 million with a municipality in Florida to provide disaster recovery financial services.
•

As mentioned in last quarter’s earnings release, a small contract with the City of Columbia, South Carolina to develop the city's disaster management Community Development Block Grant Mitigation Action Plan (CDBG-Mitigation).

Commercial Revenue First Quarter 2020 Highlights

•

Commercial revenue was $118.4 million, up 2% from the $116.1 million reported in last year’s first quarter. Commercial revenue accounted for 33% of total revenue compared to 34% of total revenue in the 2019 first quarter.

•	Energy markets, which include energy efficiency programs, represented 47% of commercial revenue. Marketing services accounted for 43% of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter 2020

Commercial contract awards were over $130 million in the first quarter of 2020. ICF was awarded more than 750 commercial projects globally during the quarter including:

In Energy Markets:

•

Three contract amendments with a Midwestern U.S. investor-owned utility to provide program implementation services for its energy efficiency residential, products, and heating, cooling and weatherization programs.

•	Two subcontracts to provide program implementation and energy IT services to a midwestern U.S. utility for its energy efficiency residential low-income and appliances programs.
•	A recompete contract with a Midwestern U.S. statewide energy efficiency and renewable resources program to support its portfolio of residential energy efficiency programs.
•	A subcontract to expand customer care services to support growing residential demand response programs for a Midwestern U.S. utility.
•

A contract extension to continue to run and operate the electricity support program on behalf of a North American utility regulator, delivering a digital application experience to allow low-income residents to receive on-bill subsidies.

In Marketing Services:

•	Retainers with U.S. health insurers to continue to provide a variety of marketing services for their programs.
•	Retainer to continue to provide marketing services to a manufacturer of floor care products.
•	Task orders with a confectionary manufacturer to provide marketing and public relations services.
•	Task orders with a pharmaceutical company to provide corporate communications services.

Dividend Declaration

On May 5, 2020, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 14, 2020, to shareholders of record on June 12, 2020.

Summary and Outlook

“First quarter results represented a solid start to the year, and our business trends remain stable. The great majority of our revenue is derived from government and utility clients under long-term contracts, which provide considerable visibility. That said, challenging business and economic conditions caused by the COVID-19 pandemic continue to impact our events work for European government clients and our commercial marketing services business. We have taken action to reduce costs in those areas, while assisting our clients in optimizing their budgets. We expect that this short-term impact on our business from COVID-19 can be more than offset in the medium to long term by opportunities that draw on ICF’s deep domain expertise in public health, disaster recovery, resiliency and infrastructure,” Mr. Wasson noted.

In light of current economic uncertainty, the Company has revised its full year 2020 guidance. For full year 2020, ICF now expects revenue of $1.450 to $1.510 billion and EBITDA of $126.0 million to $136.0 million. GAAP earnings per diluted share is expected to range from $2.85 to $3.15, exclusive of special charges. Non-GAAP diluted EPS is expected to range from $3.50 to $3.80. Per share guidance is based on a weighted average number of shares outstanding of 19.2 million. Operating cash flow is expected to be approximately $110 million, significantly ahead of the $91.4 million generated in 2019.

“The assumptions underlying our guidance align with our backlog and anticipate a progressive return to more normalized business conditions in the second half of this year. The reduction from our initial 2020 revenue expectations of approximately 9% relate primarily to projections of lower year-on-year revenue performance in our commercial marketing and international government businesses due to COVID-19. We expect that our U.S. federal, state and local and electric utility-related businesses will continue at a cadence similar to year-to-date 2020, with only minimal impacts from COVID-19. This guidance does not assume any material new revenues in the second half of the year associated with COVID-19 pandemic opportunities in our U.S. federal business, state disaster management mitigation opportunities in our pipeline in Texas and Puerto Rico, or energy efficiency implementation opportunities in our pipeline in California.

“In summary, ICF is navigating these unprecedented times with a substantial backlog, a recession-resistant revenue mix, a strong balance sheet and a record business development pipeline. We expect these attributes to enable us to weather this storm and emerge as an even stronger company in an environment where our civilian domain expertise becomes ever more relevant,” Mr. Wasson concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full-time and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients’ operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2020	2019
Revenue	$358,238	$341,254
Direct costs	230,616	215,949
Operating costs and expenses:
Indirect and selling expenses	103,271	96,519
Depreciation and amortization	5,179	4,762
Amortization of intangible assets	2,853	2,135
Total operating costs and expenses	111,303	103,416

Operating income	16,319	21,889
Interest expense	(3,525)	(2,453)
Other income (expense)	190	(412)
Income before income taxes	12,984	19,024
Provision for income taxes	2,372	3,706
Net income	$10,612	$15,318

Earnings per Share:
Basic	$0.56	$0.81
Diluted	$0.55	$0.80

Weighted-average Shares:
Basic	18,840	18,825
Diluted	19,197	19,263

Cash dividends declared per common share	$0.14	$0.14

Other comprehensive (loss) income, net of tax	(11,123)	283
Comprehensive (loss) income, net of tax	$(511)	$15,601

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2020	2019
Reconciliation of Service Revenue
Revenue	$358,238	$341,254
Subcontractor and other direct costs (3)	(102,836)	(99,899)
Service revenue	$255,402	$241,355

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$10,612	$15,318
Other (income) expense	(190)	412
Interest expense	3,525	2,453
Provision for income taxes	2,372	3,706
Depreciation and amortization	8,032	6,897
EBITDA	24,351	28,786
Special charges related to acquisitions (4)	1,844	—
Special charges related to severance for staff realignment (5)	1,770	454
Adjustment related to bad debt reserve (6)	—	(782)
Total special charges	3,614	(328)
Adjusted EBITDA	$27,965	$28,458

EBITDA Margin Percent on Revenue (7)	6.8%	8.4%
EBITDA Margin Percent on Service Revenue (7)	9.5%	11.9%
Adjusted EBITDA Margin Percent on Revenue (7)	7.8%	8.3%
Adjusted EBITDA Margin Percent on Service Revenue (7)	10.9%	11.8%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.55	$0.80
Special charges related to acquisitions	0.10	—
Special charges related to severance for staff realignment	0.09	0.02
Adjustment related to bad debt reserve	—	(0.04)
Amortization of intangibles	0.15	0.11
Income tax effects on amortization, special charges, and adjustments (8)	(0.06)	(0.02)
Non-GAAP EPS	$0.83	$0.87

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs, as well as integration costs associated with an acquisition.

(5) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers and groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(6) Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size. The adjustment in 2019 reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(7) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(8) Income tax effects were calculated using an effective U.S. GAAP tax rate of 18.3% and 19.5% for the three months ended March 31, 2020 and 2019, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$58,661	$6,482
Contract receivables, net	238,474	261,176
Contract assets	151,558	142,337
Prepaid expenses and other assets	19,885	17,402
Income tax receivable	10,280	7,320
Total Current Assets	478,858	434,717
Property and Equipment, net	61,951	58,237
Other Assets:
Goodwill	905,177	719,934
Other intangible assets, net	70,048	25,829
Operating lease - right-of-use assets	145,344	133,965
Other assets	22,645	23,352
Total Assets	$1,684,023	$1,396,034

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$-
Accounts payable	92,818	134,578
Contract liabilities	29,318	37,413
Operating lease liabilities - current	33,333	32,500
Accrued salaries and benefits	57,615	52,130
Accrued subcontractors and other direct costs	34,906	45,619
Accrued expenses and other current liabilities	31,893	35,742
Total Current Liabilities	289,883	337,982
Long-term Liabilities:
Long-term debt	506,979	164,261
Operating lease liabilities - non-current	128,990	119,250
Deferred income taxes	39,494	37,621
Other long-term liabilities	27,921	22,369
Total Liabilities	993,267	681,483

Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,106,335 and 22,846,374 shares issued at March 31, 2020 and December 31, 2019, respectively; 18,827,268 and 18,867,555 shares outstanding at March 31, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	350,658	346,795
Retained earnings	552,303	544,840
Treasury stock, 4,279,067 and 3,978,819 shares at March 31, 2020 and December 31, 2019, respectively	(188,961)	(164,963)
Accumulated other comprehensive loss	(23,267)	(12,144)
Total Stockholders’ Equity	690,756	714,551
Total Liabilities and Stockholders’ Equity	$1,684,023	$1,396,034

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	March 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income	$10,612	$15,318
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	444	(159)
Deferred income taxes	4,756	3,144
Non-cash equity compensation	3,826	4,151
Depreciation and amortization	8,032	6,897
Facilities consolidation reserve	(71)	(67)
Amortization of debt issuance costs	246	127
Other adjustments, net	(766)	(264)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(17,349)	(23,152)
Contract receivables	40,488	8,236
Prepaid expenses and other assets	(1,070)	1,353
Accounts payable	(49,200)	(15,561)
Accrued salaries and benefits	4,453	5,913
Accrued subcontractors and other direct costs	(10,326)	(8,796)
Accrued expenses and other current liabilities	(5,835)	(8,705)
Income tax receivable and payable	(2,996)	(757)
Other liabilities	(476)	(366)
Net Cash Used in Operating Activities	(15,232)	(12,688)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(4,704)	(7,539)
Payments for business acquisitions, net of cash received	(253,021)	(1,819)
Net Cash Used in Investing Activities	(257,725)	(9,358)

Cash Flows from Financing Activities
Advances from working capital facilities	744,331	163,240
Payments on working capital facilities	(389,776)	(131,346)
Debt issue costs	(2,081)	—
Proceeds from exercise of options	37	404
Dividends paid	(2,639)	(2,636)
Net payments for stock issuances and buybacks	(23,998)	(15,218)
Net Cash Provided by Financing Activities	325,874	14,444
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(738)	305

Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	52,179	(7,297)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	6,482	12,986
Cash, Cash Equivalents, and Restricted Cash, End of Period	$58,661	$5,689

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$3,892	$1,597
Income taxes	$895	$1,066

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended
	March 31,
	2020	2019
Energy, environment, and infrastructure	42%	45%
Health, education, and social programs	40%	35%
Safety and security	9%	9%
Consumer and financial services	9%	11%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31,
	2020	2019
U.S. federal government	44%	39%
U.S. state and local government	17%	19%
International government	6%	8%
Government	67%	66%
Commercial	33%	34%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31,
	2020	2019
Time-and-materials	47%	45%
Fixed-price	37%	40%
Cost-based	16%	15%
Total	100%	100%

(9) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(10) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.